Exhibit 10.9
BLUE VALLEY BANCORP
PROPOSED TERM SHEET
Borrower: Blue Valley Bancorp

Principal Balance:	1) $15,000,000
2)$ 2,330,916

Maturity Date:	1)January 31, 2009
2)January 31, 2009

Interest Rate:	1)LIBOR + 250bps
2)LIBOR + 250bps

Payment Terms:	1) Same as existing
2) Same as existing
Collateral: Same as existing agreement plus 1st REM on property located at 13401 Mission Rd., Leawood, Ks, 2nd REM on property located at 7900 College Blvd., Overland Park, KS.
Loan Covenants: No change in NPA covenant or Capital covenants. No test for the ROAA covenant at 12/31/08. Any loan covenant violations currently outstanding as of 09/30/08 will be waived at the time when this proposed term sheet is accepted by the borrower.
Other: Borrower will be responsible for all costs associated to the closing of this transaction including but not limited to title work, filing fees, and preparation of all loan documentation. Borrower to provide evidence of insurance listing JPMorgan as mortgage holder on each of the properties described above. Bank will order an updated appraisal on both properties at the expense of the Borrower. In the event either property is sold or refinanced at an amount acceptable to the Bank, 100% of the net sales or refinancing proceeds will be applied to the outstanding principal balance of the Borrower’s loan obligations at the Bank.
Please note that the terms and conditions noted above are for discussion purposes only and are subject to final Bank approval, no adverse change in the financial condition of Borrower, acceptable loan documentation and a final closing date of no later than October 31, 2008 unless extended in writing by the Bank at its sole discretion. If you are in agreement with the proposed terms and conditions, please indicate by signing and dating below and returning the executed term sheet by no later than October 17, 2008.

Agreed to and Accepted by:

Blue Valley Bancorp
By:	/s/ Mark A. Fortino	Date: 10/15/08
Its: Chief Financial Officer